Exhibit 99.1

FOR IMMEDIATE RELEASE:	Ref: 17‑02

TopBuild Names President of Service Partners

DAYTONA BEACH, FL – February 1, 2017 — TopBuild Corp. (NYSE:BLD) the leading purchaser, installer and distributor of insulation products to the U.S. construction industry, has named Sean Cusack President of Service Partners, the Company’s distribution segment. He will report directly to Robert Buck, TopBuild’s President and Chief Operating Officer.

Jerry Volas, Chief Executive Officer, stated, “Sean rejoined Service Partners as Executive Vice President in October and has been a force for positive change. He brings a deep understanding of Service Partners to his new role, having served in various capacities at this business from 2001‑2015, including Chief Financial Officer and various operational roles.”

Robert Buck added, “As President, Sean is focused on cultivating the company’s leadership team, driving change and positioning Service Partners for long-term growth.”

About TopBuild

TopBuild Corp., headquartered in Daytona Beach, Florida, is the leading purchaser, installer and distributor of insulation products to the U.S. construction industry. We provide insulation services nationwide through TruTeam®, which has over 175 branches and our Service Partners® business distributes insulation from over 70 branches. We leverage our national footprint to gain economies of scale while capitalizing on our local market presence to forge strong relationships with our customers. To learn more about TopBuild please visit our website at www.topbuild.com.

Investor Relations and Media Contact

Tabitha Zane

tabitha.zane@topbuild.com

386‑763‑8801